Exhibit 99.2

Contact:	Anne Bugge	(425) 951-1378

SONOSITE REPURCHASES $60 MILLION OF ITS CONVERTIBLE NOTES

Repurchase to result in $11 million pre-tax gain in Q4
Q3 Conference Call scheduled today at 1:30 pm Pacific/4:30 pm Eastern

BOTHELL, WA --October 30, 2008 -- SonoSite, Inc. (Nasdaq:SONO), the world leader and specialist in hand-carried ultrasound for point-of-care medicine, today announced that it has repurchased in the open market an aggregate of $60.3 million of the principal outstanding amount of its 3.75% convertible notes due 2014 for total consideration of approximately $47.4 million in cash, excluding accrued interest.  Following these repurchases, convertible notes representing $164.7 million of principal debt are outstanding.

As a result of the repurchases that have occurred to date, SonoSite expects to report a pre-tax gain of approximately $11 million, net of deferred issuance costs, in the fourth quarter.

In connection with the issuance of these convertible notes in July 2007, SonoSite entered into a convertible note hedge transaction and a warrant transaction with an affiliate of one of the underwriters.  These transactions were intended to reduce the potential dilution to SonoSite’s shareholders upon any conversion of the notes.  As a result of the recent repurchases, the associated convertible note hedges and a corresponding number of warrant positions will be unwound.  The payment received from unwinding the associated convertible note hedges, less the cost of the warrant transaction, will result in net proceeds to SonoSite of approximately $400,000.

SonoSite currently has in excess of $280 million in cash and investments.  SonoSite’s board of directors has authorized the repurchase of additional convertible notes in the open market or in privately negotiated transactions as management deems appropriate.  In the event of additional repurchases, the company would continue to unwind the associated hedges and a corresponding number of warrant positions.

Conference Call Information

SonoSite will hold a conference call today at 1:30 pm PT/4:30 ET. The call will be broadcast live and can be accessed via the “Investors” section of SonoSite’s website at www.sonosite.com.  A replay of the audio web cast will be available beginning October 30, 2008, 4:30 pm PT and will be available until November 13, 2008, midnight PT by dialing (719) 457-0820 or toll-free (888) 203-1112.  The confirmation code 4566842 is required to access the replay.  The call will also be archived on SonoSite’s website at http://ir.sonosite.com.

About SonoSite

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound.   Headquartered near Seattle, the company is represented by ten subsidiaries and a global distribution network in over 100 countries. SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care.  The company employs over 600 people worldwide.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to our future financial position as a result of any ongoing repurchase of our outstanding senior convertible debt and related financing activities are “forward-looking statements” for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance or results and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions. Factors that could affect our financial position generally and, therefore, impact the timing and magnitude of any possible future repurchase of notes include, among other things, our ability to successfully manufacture, market and sell our ultrasound systems, our ability to accurately forecast customer demand for our products, our customers’ ability to finance the purchase of our systems, including the effect of reducing spending by hospitals, our ability to manufacture and ship our systems in a timely manner to meet customer demand, variability in quarterly results caused by the timing of large project orders from governmental or international entities and the seasonality of hospital purchasing patterns, timely receipts of regulatory approvals to market and sell our products, regulatory and reimbursement changes in various national health care markets, constraints in government and public health spending, the ability of our distribution partners and other sales channels  to market and sell our products and any changes to such channels, the impact of patent litigation, our ability to execute our acquisition strategy, the effect of transactions and activities associated with our issuance of senior convertible debt in July 2007, including the ongoing repurchase of a portion of the outstanding debt and the continued unwinding of a portion of the related derivative positions in our common stock, on the market price of our common stock, and as well as other factors contained in the Item 1A. “Risk Factors” section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.